Exhibit 99.1

INVESTOR CONTACT:	MEDIA CONTACT:
Chuck Ives	Connie Pautz
Investor Relations Manager	Corporate Communications Director
Hutchinson Technology Inc.	Hutchinson Technology Inc.
320-587-1605	320-587-1823
HUTCHINSON TECHNOLOGY REPORTS SECOND QUARTER
NET LOSS OF $6.2 MILLION OR $0.25 PER SHARE
Company Taking Actions to Reduce Costs by $10 Million to $12 Million on Annualized Basis
HUTCHINSON, Minn., April 29, 2008 – Hutchinson Technology Incorporated (Nasdaq: HTCH) today reported a net loss of $6.2 million, or $0.25 per share, on net sales of $143.8 million for its fiscal second quarter ended March 30, 2008. The net loss included a charge of approximately $0.9 million, or $0.03 per share, related to an increase in the valuation allowances on certain deferred tax assets. In the comparable fiscal 2007 period, the company reported a net loss of $3.6 million, or $0.14 per share, on net sales of $170.7 million.
     The company shipped approximately 179 million suspension assemblies in its fiscal 2008 second quarter, compared with approximately 213 million in the preceding quarter and approximately 205 million in the fiscal 2007 second quarter. Wayne Fortun, the company’s president and chief executive officer, said that the sequential decline in the company’s shipments was primarily the result of its customers’ lower build plans during the seasonally slower quarter, previously noted market share losses in the 3.5-inch ATA segment and OEM share shifts in the 2.5-inch mobile segment.
     Gross margin in the fiscal 2008 second quarter was 13 percent, compared with 19 percent in the preceding quarter and 18 percent in the fiscal 2007 second quarter. Capacity utilization in the 2008 second quarter was approximately 75 percent, about flat with both the preceding quarter and the prior year period, as the company increased its finished goods inventory during the quarter. However, the substantial decline in revenue reduced the company’s ability to offset its fixed costs, such as rising costs incurred as the company continues to ready its TSA+ processes for volume production of next-generation suspension assemblies. The loss from operations in the fiscal 2008 second quarter totaled $9.8 million and included a $5.8 million operating loss in the BioMeasurement Division.
     The company is taking actions to reduce operating costs, including eliminating up to 80 positions company-wide over the next several weeks. The company said its financial results for its fiscal 2008 third quarter will include a pre-tax charge for severance costs. The workforce reductions and other cost-cutting actions are expected to reduce expenses by $10 million to $12 million on an annualized basis. “These cost reductions will contribute to improving our financial performance without jeopardizing our longer-term opportunities, but our return to profitability will ultimately be driven by revenue growth and by leveraging our investments in our TSA+ processes and our BioMeasurement Division,” said Fortun.
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2—Hutchinson Technology Reports Second Quarter Results
     Kathleen Skarvan, president of the Disk Drive Components Division, said the company’s efforts to bring TSA+ to the market are progressing as planned. “TSA+ is plan of record on multiple customer programs and we are shipping TSA+ suspension assemblies for customer program qualifications from our volume line in Eau Claire,” said Skarvan. “Although we are incurring increased costs as we prepare to initiate volume TSA+ production, the negative gross profit impact of our TSA+ investments will diminish as our TSA+ volume grows and leverage of our investments improves.” The company currently plans to initiate volume shipments of TSA+ suspension assemblies near the end of the fiscal third quarter.
     In the company’s BioMeasurement Division, the number of customers for the InSpectra® StO2 Tissue Oxygenation Monitor totaled 37 at the end of the fiscal 2008 second quarter, up from 27 at the end of the preceding quarter. “Additionally, more than 100 hospitals in the U.S. and Europe are currently evaluating the system or moving toward purchase, compared to about 70 at the end of the preceding quarter,” said Richard Penn, president of the BioMeasurement Division. “The momentum for our InSpectra StO2 System is building,” said Penn, noting that clinicians using the device are presenting their experiences at important trauma and critical care forums. “The clinical and economic value of measuring StO2 is becoming increasingly understood, and we continue to progress toward our long-term goal of establishing the InSpectra StO2 System as the standard for measuring tissue perfusion in multiple critical care settings.”
     The company generated $39 million in cash from operations in the fiscal 2008 second quarter, and capital expenditures totaled $18 million. For the full fiscal year, the company estimates that its capital expenditures will total $75 million, compared to $102 million in fiscal 2007. During the fiscal 2008 second quarter, the company spent $48 million to purchase approximately 2.9 million of its common shares at an average price of $16.61 per share. The company is authorized to purchase approximately $82 million of additional shares under the current share repurchase program. The company’s total cash and investments decreased from $320 million at the end of the first quarter to $285 million at the end of the second quarter primarily as a result of the company’s share repurchases.
     The company’s investments include $94 million of highly-rated (AAA/Aaa) auction-rate securities, largely collateralized by student loans that are 97% guaranteed by the U.S. government. As a result of the uncertainty in the credit markets, these auction-rates securities have been classified as long-term investments as of March 30, 2008. Additionally, the company has reduced the value of its auction-rate security investments from a par value of $101 million to an estimated fair value of $94 million as of March 30, 2008. The company considers this reduction in value a temporary impairment and has recorded it as an unrealized loss in shareholders’ investment. All of the company’s auction-rate security investments have made their scheduled interest payments based on par value, and the interest rates have been set to the maximum rate defined for each investment.
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3—Hutchinson Technology Reports Second Quarter Results
     Regarding industry conditions and the company’s outlook for the second half of its fiscal year, Fortun said storage industry analysts continue to expect disk drive shipments to increase approximately 12 percent in calendar year 2008, resulting in continued growth in worldwide suspension assembly shipments. “However, based on our estimated share positions on customers’ programs and a decline in our average selling price in the second half of our fiscal year, we estimate that our net sales for fiscal 2008 will be 10 to 15 percent lower than our fiscal 2007 net sales of $716 million,” said Fortun. “Looking ahead, we are focused on rebuilding our position in the 3.5-inch ATA segment, strengthening our position in the 2.5-inch mobile segment and maintaining our market-leading position in the enterprise segment.”
     Fortun added that while 2008 will be a challenging year, he remains confident in the company’s long-term growth opportunities. “In our Disk Drive Components Division, we believe that our TSA+ platform will enhance our ability to meet customers’ requirements and win preferred supplier status on next-generation disk drive programs. This will enable us to generate the volume and revenue required to leverage our TSA+ investments and reduce our per-part costs. In our BioMeasurement Division, we expect the number of clinical applications for our InSpectra StO2 System to expand. This will result in a broad opportunity to grow the installed base of monitors, increase the volume of sensor sales and realize an attractive return on our investment in this new technology.”
     Hutchinson Technology is a global technology leader committed to creating value by developing solutions to critical customer problems. The company’s Disk Drive Components Division is the leading worldwide supplier of suspension assemblies for disk drives. The company’s BioMeasurement Division is focused on bringing new technologies and products to the market that provide information clinicians can use to improve the quality of health care.
     This announcement contains forward-looking statements regarding demand for and shipments of the company’s products, disk drive shipments, production capability, selling prices, investments in research and development, product development, product commercialization and adoption, capital expenditures, leverage of our investments, workforce reductions and other cost-cutting actions, operating performance, results of operations and financial results. The company does not undertake to update its forward-looking statements. These statements involve risks and uncertainties. The company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of changes in market demand and market consumption of disk drives or suspension assemblies, market acceptance of new products, the company’s ability to produce suspension assemblies at levels of precision, quality, volume and cost its customers require, changes in product mix and selling prices, changes in customers yields, changes in storage capacity requirements, changes in expected data density, changes in expected cost reductions, changes in the value or liquidity of our investments and other factors described from time to time in the company’s reports filed with the Securities and Exchange Commission.
     The company will conduct a conference call and webcast for investors beginning at 4:00 p.m. Central Time (CT) on April 29, 2008. Individual investors and news media may participate in the conference call via the live webcast. The webcast will be available through the Investor Relations page on Hutchinson Technology’s web site at www.htch.com. Webcast participants will need to complete a brief registration form and should allot extra time before the webcast begins to register and, if necessary, download and install audio software.
[Financial Information Follows]

4—Hutchinson Technology Reports Second Quarter Results
Hutchinson Technology Incorporated
(Nasdaq: HTCH)

	Second Quarter Ended
	March 30, 2008	March 25, 2007
Net sales	$143,844,000	$170,681,000
Gross profit	$18,941,000	$29,961,000
Income (loss) from operations	$(9,755,000)	$(5,250,000)
Net income (loss)	$(6,237,000)	$(3,646,000)
Net income (loss) per common share:
Basic	$(0.25)	$(0.14)
Diluted	$(0.25)	$(0.14)
Weighted average common and common equivalent shares outstanding:
Basic	25,254,000	25,986,000
Diluted	25,254,000	25,986,000

	Twenty-Six Weeks Ended
	March 30, 2008	March 25, 2007
Net sales	$316,921,000	$359,563,000
Gross profit	$51,858,000	$65,571,000
Income (loss) from operations	$(8,105,000)	$(3,266,000)
Net income (loss)	$(3,947,000)	$2,167,000
Net income (loss) per common share:
Basic	$(0.15)	$0.08
Diluted	$(0.15)	$0.08
Weighted average common and common equivalent shares outstanding:
Basic	25,747,000	25,927,000
Diluted	25,747,000	26,002,000

	At March 30, 2008	At Sept. 30, 2007
Total assets	$1,005,877,000	$1,049,989,000
Cash and cash equivalents	$106,421,000	$64,509,000
Short-term investments	$85,313,000	$233,043,000
Long-term investments	$93,752,000	$—
Total shareholders’ investment	$549,870,000	$599,547,000
(Financial statements follow)

Hutchinson Technology Incorporated
Condensed Consolidated Statements of Operations — Unaudited
(In thousands, except per share data)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	March 30,	March 25,	March 30,	March 25,
	2008	2007	2008	2007
Net sales	$143,844	$170,681	$316,921	$359,563
Cost of sales	124,903	140,720	265,063	293,992

Gross profit	18,941	29,961	51,858	65,571
Research and development expenses	10,260	16,197	20,670	30,306
Selling, general and administrative expenses	18,436	19,014	36,799	38,531
Litigation charge	—	—	2,494	—

Loss from operations	(9,755)	(5,250)	(8,105)	(3,266)
Interest expense	(2,912)	(2,537)	(5,872)	(4,846)
Interest Income	3,642	3,879	7,915	7,568
Other income, net	688	960	1,329	2,770

(Loss) income before income taxes	(8,337)	(2,948)	(4,733)	2,226
(Benefit) provision for income taxes	(2,100)	698	(786)	59

Net (loss) income	$(6,237)	$(3,646)	$(3,947)	$2,167

Basic (loss) earnings per share	$(0.25)	$(0.14)	$(0.15)	$0.08

Diluted (loss) earnings per share	$(0.25)	$(0.14)	$(0.15)	$0.08

Weighted-average common shares outstanding	25,254	25,986	25,747	25,927

Weighted-average common and diluted shares outstanding	25,254	25,986	25,747	26,002

Hutchinson Technology Incorporated
Condensed Consolidated Balance Sheets — Unaudited
(In thousands, except shares data)

	March 30,	September 30,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$106,421	$64,509
Short-term investments	85,313	233,043
Trade receivables, net	75,975	101,997
Other receivables	15,082	20,529
Inventories	81,086	61,183
Deferred tax assets	10,073	8,582
Other current assets	6,554	7,444

Total current assets	380,504	497,287
Long-term investments	93,752	—
Property, plant and equipment, net	440,254	457,883
Deferred tax assets	78,838	79,008
Other assets	12,529	15,811

	$1,005,877	$1,049,989

LIABILITIES AND SHAREHOLDERS’ INVESTMENT
Current liabilities:
Current maturities of long-term debt	$1,393	$1,344
Accounts payable	29,239	29,528
Accrued expenses	15,461	16,535
Accrued compensation	23,745	21,257

Total current liabilities	69,838	68,664
Long-term debt, less current maturities	3,234	3,944
Convertible subordinated notes	375,000	375,000
Uncertain tax positions	6,107	—
Other long-term liabilities	1,828	2,834
Shareholders’ investment:
Common stock $.01 par value, 100,000,000 shares authorized, 23,527,000 and 26,074,000 issued and outstanding	235	261
Additional paid-in capital	378,105	411,349
Accumulated other comprehensive (loss) gain	(8,148)	29
Accumulated earnings	179,678	187,908

Total shareholders’ investment	549,870	599,547

	$1,005,877	$1,049,989

Hutchinson Technology Incorporated
Condensed Consolidated Statements of Cash Flows — Unaudited
(Dollars in thousands)

	Twenty-Six Weeks Ended
	March 30,	March 25,
	2008	2007
Operating activities:
Net (loss) income	$(3,947)	$2,167
Adjustments to reconcile net (loss) income to cash provided by operating activities:
Depreciation and amortization	55,551	56,734
Stock-based compensation	2,953	2,184
Benefit for deferred taxes	(1,364)	(7,646)
Loss on disposal of assets	570	33
Litigation charge	2,494
Changes in operating assets and liabilities	17,481	10,340

Cash provided by operating activities	73,738	63,812

Investing activities:
Capital expenditures	(36,875)	(62,927)
Purchases of marketable securities	(785,301)	(819,066)
Sales/maturities of marketable securities	831,517	803,749

Cash provided by (used) for investing activities	9,341	(78,244)

Financing activities:
Repayment of long-term debt	(661)	(617)
Repurchase of common stock	(47,721)	—
Net proceeds from issuance of common stock	7,215	6,154

Cash (used) provided by financing activities	(41,167)	5,537

Net increase (decrease) in cash and cash equivalents	41,912	(8,895)

Cash and cash equivalents at beginning of period	64,509	40,331

Cash and cash equivalents at end of period	$106,421	$31,436

Hutchinson Technology Incorporated
Earnings Per Share Calculation — Unaudited
(In thousands, except per share data)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	March 30,	March 25,	March 30,	March 25,
	2008	2007	2008	2007
Net income (A)	$(6,237)	$(3,646)	$(3,947)	$2,167
Plus: interest expense on convertible subordinated notes	—	—	—	—
Less: additional profit sharing expense and income tax provision	—	—	—	—

Net income available to common shareholders (B)	$(6,237)	$(3,646)	$(3,947)	$2,167

Weighted average common shares outstanding (C)	25,254	25,986	25,747	25,927
Dilutive potential common shares	—	—	—	75

Weighted average common and diluted shares outstanding (D)	25,254	25,986	25,747	26,002

Basic earnings per share [(A)/(C)]	$(0.25)	$(0.14)	$(0.15)	$0.08
Diluted earnings per share [(B)/(D)]	$(0.25)	$(0.14)	$(0.15)	$0.08